Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rocket Pharmaceuticals, Inc. on Form S-3 (No. 333-267871) to be filed on or about April 5, 2023 of our reports dated February 28, 2023, on our audits of the financial statements as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022 and the effectiveness of Rocket Pharmaceutical Inc.’s internal control over financial reporting as of December 31, 2022, which reports were included in the Annual Report on Form 10-K filed February 28, 2023. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New York
April 5, 2023